EXHIBIT 21

                     List of Subsidiaries of the Registrant

Name                                             Jurisdiction of Organization

The Palmetto Bank                                South Carolina
Palmetto Capital, Inc.*                          South Carolina

* Wholly-owned indirect subsidiary
  of the Registrant

                                                         1

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